Exhibit 10.3(f)

AMERICAN WOODMARK CORPORATION
EMPLOYMENT AGREEMENT

            THIS AGREEMENT, between Ms. Kim Coldiron (the “Employee”) and American Woodmark Corporation, a Virginia corporation (the “Company”), is effective as of September 1, 2023 (the “Effective Date”).

WHEREAS, the Company and the Employee each desire to enter into this Agreement, and have the power to do so.

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1.   Employment.   The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.

2.   Term.   The term of employment under this Agreement (the “Term”) shall commence upon execution of this Agreement by both parties and end on December 31, 2023; provided, however, that beginning on January 1, 2024, and each January 1 thereafter, the Term of this Agreement shall automatically be extended for one additional calendar year unless, on or before November 1 of the preceding year, either party gives notice that employment under this Agreement will not be so extended; and further provided that if a Change of Control (as defined below) occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which the Change of Control occurred.
Notwithstanding the foregoing, as provided in Section 7(c), this Agreement shall terminate immediately upon the Employee’s death, disability or retirement, or if the Employee voluntarily terminates her employment under circumstances to which Section 7(d) does not apply.

3.   Compensation.
a.   Salary.    During the Employee’s employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of at least $373,284 with upward annual adjustments as the Company shall deem appropriate from time to time and as approved according to the general practices of and under the authority levels required by the Company. Such salary shall be payable to the Employee in accordance with the Company’s usual paying practices for salaried employees.

b.   Annual Cash Bonus. In addition to base salary, the Employee shall be entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 100% of the Employee’s base salary. The actual amount of such bonus for any fiscal year shall be related to the achievement of certain performance objectives to be set at the beginning of each fiscal year by the Compensation and Social Principles Committee of the Board (the “Committee”). The Committee may increase the maximum amount of the Employee’s annual bonus opportunity in its discretion. Nothing in this Agreement, however, shall be construed as a guarantee of an annual payment of the annual cash bonus. The annual bonus, if any, shall be paid to the Employee in a single lump sum as soon as reasonably practicable following the end of the fiscal year to which it relates, but in no event later than 90 days after the end of such fiscal year.
c.   Other Executive Compensation Benefits.   The Employee shall also be eligible for any other executive compensation policies, benefits, plans, or programs as are afforded generally by the Company from time to time to its senior personnel, including but not limited to grants of stock options and other equity awards. Nothing in this Agreement, however, shall be construed as a guarantee that the Board or the Committee will approve any level of such benefits that are at the sole discretion of the Board or the Committee.
d.   Other Salaried Benefits.   The Employee shall also be eligible for any employee benefit plans, policies, or programs as are generally available from time to time to other salaried employees of the Company.

4.   Duties.   The Employee shall perform her duties as Senior Vice President, Chief Human Resources Officer, and shall faithfully and to the best of her ability perform such duties and responsibilities as may be reasonably assigned by the Company’s Chief Executive Officer.

5.   Extent of Services.   During the Employee’s employment hereunder, the Company expects and the Employee agrees that the Employee shall devote sufficient time, attention, and energy to the business of the Company so as to adequately fulfill her assigned duties and responsibilities. Furthermore, the Company and the Employee agree that the business of the Company shall take reasonable priority over any other active business engaged in by the Employee.

6.   Restrictive Covenants.
a.   Non-competition Restriction.   Except with the prior written consent of the Company, the Employee shall not, either during her employment hereunder or for the period of time after termination of her employment hereunder during which the Employee accepts severance payments pursuant to Section 7(b) (if applicable), directly or indirectly manage, operate, control, be employed by, participate in, consult with, render services to, or be connected in any manner with the management, operation, ownership or control of any business or venture in competition in the United States with the business of the Company. For purposes of this Section 6(a), a business or venture shall be deemed to be in competition with the business of the Company if that business or venture or any of its affiliates manufactures, distributes, or otherwise engages in the design, sale, or transportation of cabinets for residential use, including but not limited to such cabinet products intended for the primary use in the kitchen or bathroom. Nothing in this Section 6(a) however, shall prohibit the Employee from owning securities of the Company or from owning as an inactive investor up to 5% of the outstanding voting securities of any issuer which is listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ Stock Market or any of their respective successors. If the Employee directly or indirectly manages, operates, controls, is employed by, participates in, consults with, renders services to, or is connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United States with the business of the Company, then the Company shall be entitled to immediately terminate any and all severance payments being made pursuant to Section 7(b), if any, and other benefits to which the Employee would otherwise be entitled.
b.   Non-solicitation Agreement.   Except with the prior written consent of the Company, the Employee shall not directly or indirectly seek to employ, entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them. Notwithstanding the foregoing, if any person employed by the Company or any of its subsidiaries who is not an officer, vice president, regional sales manager or operations manager of the Company or its subsidiaries actively seeks out the Employee and initiates contact with the Employee for purposes of obtaining employment with the Employee at the Employee’s then place of business, such action shall not constitute a violation of this provision. The provisions of this Section 6(b) shall remain in full force and effect for a period of 12 months after the end of the Term.
c.   Confidential Information.   The Employee further agrees to keep confidential, and not to use for her personal benefit or for any other person’s benefit, any and all proprietary information received by the Employee relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods and customers of the Company in existence on the date hereof or developed by or for the Company during the Term. This Section 6(c) shall remain in full force and effect after the Term without limit in point of time, but shall cease to apply to information that legitimately comes into the public domain.
d.   Specific Enforcement.   It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in subsections 6(a), (b) and (c) above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company. The Employee therefore acknowledges that, in the event of her violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
e.   Extension.   If Employee breaches Section 6(a) above, the duration of the period identified shall be computed from the date she resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Employee was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

7.   Termination of Employment and Severance Payments.
a.   Termination by the Company for Cause.   During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice specifying the Cause and the date of termination. Payments under this Agreement shall cease as of the date of termination for Cause. For purposes of this Agreement, “Cause” means neglect of duty which is not corrected after 90 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the conviction for, or the entering of a plea of Nolo Contendere to, a felony or a crime involving moral turpitude.
b.   Termination by the Company without Cause or Decision by the Company to Not Extend the Term.   During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for any reason other than Cause upon written notice specifying the date of termination. If on an effective date that is during the Term, the Company terminates the Employee’s employment for reasons other than Cause (which includes but is not limited to termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without Cause), or the Company notifies the Employee in accordance with Section 2 that it has decided not to extend the Term of this Agreement, then the Company shall pay the Employee severance payments equal in total to 1.00 times her base salary, paid over a period of 12 months. For purposes of the preceding sentence, the Employee’s base salary shall be equal to the greater of (i) the base salary in effect on the date of termination or (ii) the Employee’s highest base salary rate in effect during the Term of this Agreement. Subject to payment timing requirements of subsection (f) below which may cause a delay in payments for the Employee, severance payments shall be made in accordance with the Company’s usual payroll practices for salaried employees beginning with the period immediately following the Employee’s termination of employment. Notwithstanding the foregoing, if the Company terminates the Employee’s employment for reasons other than for Cause, or the Company notifies the Employee in accordance with Section 2 that it has decided not to extend the Term of the Agreement and such termination date or last day of the Term of the Agreement is within either (i) three months before a Change in Control, or (ii) one year after a

Change in Control, then the Employee shall receive the severance benefit under Section 7(e) rather than and in lieu of any amounts payable under this Section 7(b). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7(e).
c.   Termination in Event of Death, Disability, Retirement, or Voluntary Resignation by the Employee.   If the Employee dies, becomes disabled, or retires during the Term, or if the Employee voluntarily terminates her employment during the Term under circumstances to which Section 7(d) does not apply, her employment under this Agreement shall terminate immediately and payment of her base salary hereunder shall cease as of the date of termination; provided, however, that the Company shall remain liable for payment of any compensation owing but not paid as of the date of termination for services rendered before termination of employment. For purposes of this Agreement, the Employee shall be deemed to be disabled if the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
d.   Termination on Change of Control.   By delivering 15 days’ written notice to the Company, the Employee may terminate her employment for Good Reason under this Agreement at any time within one year after a Change in Control.
For purposes of this Agreement, “Good Reason” means a change in circumstances described in (i), (ii), (iii), (iv) or (v):
i.The Employee’s base salary is reduced,
ii.The Employee is not in good faith considered for a bonus as described in Section 3(b).
iii.The Employee is not in good faith considered for other executive compensation benefits as described in Section 3(c).
iv.The Employee’s place of employment is relocated to a location further than 50 miles from Employee’s current place of employment, or
v.The Employee’s working conditions or management responsibilities are substantially diminished (other than on account of the Employee’s disability, as defined in Section 7(c).
provided, however, that if the Employee consents in writing to a change in circumstance, “Good Reason” as defined above, will not include the change in circumstance to which the Employee has consented.
For purposes of this Agreement, “Change of Control” means an event described in (i), (ii), (iii), or (iv):

i.The acquisition by a Group of Beneficial Ownership of 30% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition of Stock by the Company (or a subsidiary), or an employee benefit plan of the Company; (B) any acquisition of Stock by management employees of the Company; or (C) the ownership of Stock by a Group that owns 30% or more of the Stock or Voting Power of the Company on the date of this Agreement; provided, however, that the acquisition of additional Stock by any such Group other than management employees in an amount greater than 5% of the then outstanding Stock shall not be excluded and shall constitute a Change of Control.
ii.Individuals who constitute the Board of Directors of the Company on the date of this Agreement (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election or nomination for election by the Company’s shareholders was approved by vote of at least a majority of directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board, and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be deemed a member of the incumbent Board;
iii.Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of 100% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock or Voting Power of the corporation or other entity resulting from such reorganization, merger or consolidation.
iv.A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.
For purposes of this Agreement, “Group” means any individual , entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Act; “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Act; “Stock” means the then outstanding shares of common stock of the Company; and “Voting Power” means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

Notwithstanding anything in this paragraph (d) to the contrary, a “Change in Control” shall not have occurred under this Agreement unless the event also meets the requirements of a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of assets of a corporation” under Treasury Regulation 1.409A-3(i)(5).
                      e.   Severance Payments.   If the Employee terminates her employment within one year after a Change of Control pursuant to Section 7(d), or if the Company terminates the Employee’s employment for any reason other than Cause (as defined in Section 7(a)) either within three months before or within one year after a Change of Control, the Employee shall be entitled to a severance payment under this Section 7(e) in an amount equal to two times the sum of (i) the Employee’s annual base salary rate in effect at the termination of employment or, if greater, the Employee’s largest annual base salary rate in effect during the Term of this Agreement, plus (ii) an amount equal to the greater of the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which employment is terminated or 60% of the maximum eligible annual cash bonus for the year of termination. Subject to payment timing requirements of subsection (f) below which may cause a delay in the payments to the Employee, this severance payment shall be made to the Employee in a single lump sum within 10 business days of the date of the Employee’s termination of employment. Notwithstanding the preceding sentence, the Employee may elect, in the Employee’s sole discretion, to waive the Employee’s right to receive, and release the Company from payment of, any amounts otherwise payable to Employee hereunder, in order to avoid application of the excise tax provisions of Code Section 4999 (as well as any successor or similar sections thereof), if the total net after-tax amount payable to Employee hereunder after such waiver and release would exceed the total net after-tax amount payable to Employee after application of said excise tax.
f.   Payment Timing.   The parties anticipate that the Employee will be a “specified employee” as defined in Section 409A of the Code at a termination. The determination of whether the Employee is a specified employee shall be determined under the policy established by the Company. In the event that the Employee is a specified employee at the termination and the termination is described in clause (b), (c) or (e), any amount due or payable other than on account of death or disability under paragraphs (b), (c) or (e) within the six months after the termination shall be paid in a lump sum payment on the first business day that is more than six months after the termination.
g.   Separation from Service.   Notwithstanding anything in this Agreement to the contrary, the Employee’s employment shall be deemed to have terminated if, and only if, such termination constitutes a “separation form service” within the meaning of Section 409A of the Code.
h.     Treatment of Outstanding Equity Awards Upon a Change of Control.
i.Notwithstanding the terms of the Agreement or the terms of any award agreement between the Employee and the Company regarding any stock option, restricted stock unit or other type of equity- or equity-based award that is outstanding as of the Effective Date (an “Outstanding Equity Award”) to the contrary, the vesting of any then unvested Outstanding Equity Award shall be accelerated in connection with a Change of Control (or other similar term, in each case as defined in the applicable award agreement) only if both the Change of Control actually occurs and, on or at any time following the date of the Change of Control, either (1) the Employee’s employment with the Company or any successor of the Company or parent or other affiliate thereof is involuntarily terminated by the Company (or any such successor or parent or affiliate) without Cause (as defined in the applicable award agreement, or if not defined therein, as defined in Section 7(a) above) or (2) the Employee voluntarily terminates her employment with the Company (or any such successor or parent or affiliate) for Good Reason (as defined in the applicable award agreement, or if not defined therein, as defined in Section 7(d) above); provided, however, that if the Employee’s employment with the Company terminates prior to the date of a Change of Control as a result of either the involuntary termination of the Employee’s employment by the Company without Cause or the Employee’s voluntary termination of her employment for Good Reason, and in either case such termination of employment occurs on or after the date of execution of a definitive agreement that, if consummated, would result in the occurrence of a Change of Control, then the Employee shall, as of the date of such termination of employment, conditionally vest (subject to consummation of the Change of Control) in any Outstanding Equity Award that is then unvested and does not otherwise vest by its terms in connection with such termination of employment.
ii.Employee agrees and acknowledges that this Section 7(h) amends the terms of any agreement between the Company and the Employee regarding any Outstanding Executive Award, to the extent inconsistent herewith, and any such agreement shall be interpreted for all intents and purposes so as to achieve the objective of this Section 7(h), which is to provide for only “double trigger” vesting of outstanding equity- or equity-based awards in connection with a Change of Control. Notwithstanding anything herein to the contrary, this Section 7(h) shall not alter the time or form of any payment under any Outstanding Equity Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended.

8.   Vacation.   During the Term, the Employee shall be entitled to a vacation in each calendar year in accordance with the Company’s policy during which vacation her compensation shall be paid in full.

9.   Insurance.   In accordance with Section 3(d), while she is employed by the Company, the Employee and her eligible dependents as insureds shall be covered under existing insurance policies on the same terms and conditions as offered to all full-time salaried employees. In accordance with Company policy, coverage under the Company’s insurance policies terminates on the date that employment terminates. If the Company terminates the Employee’s employment during the Term of this Agreement for any reason except Cause, or if the Employee terminates her employment within two years following a Change of Control as contemplated by Section 7(d), the Company shall reimburse the Employee for the required COBRA premiums, to the extent the Company subsidizes the group medical plan premium for active salaried employees, for a period not to exceed 12 months so long as the Employee is not eligible for coverage under another group medical plan. If the Employee becomes eligible for coverage under another group medical plan, the Company shall cease reimbursement for COBRA premiums on the date the Employee first becomes eligible for coverage under the other plan. The Company’s reimbursement for COBRA premiums shall include a separate reimbursement amount for the Employee’s tax liability on the COBRA premiums at the Employee’s incremental tax rate (the “Gross-up Amount”). The Gross-up Amount shall be paid by the Company to the Employee by March 15 of the calendar year following the calendar year for which such COBRA premiums are applied. Notwithstanding the foregoing, the Gross-up Amount due or payable within six months after termination of employment shall be paid in a lump sum payment on the first business day that is more than six months after the termination. Nothing in this Section 9 shall be interpreted to prohibit the Company from changing or terminating any benefit package or program at any time and from time to time so long as the benefits hereunder, considered in the aggregate, are comparable at any given time to the benefits provided to similarly situated employees of the Company at that time.

10.   Notice.   All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:

a.If to the Company:

Mr. M. Scott Culbreth
President and Chief Executive Officer
American Woodmark Corporation
561 Shady Elm Rd.

Winchester, VA 22602

b.If to the Employee:

Ms. Kim Coldiron
c/o American Woodmark Corporation
561 Shady Elm Rd.
Winchester, VA 22602

        Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

11.   Waiver of Breach.    Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.

12.   Entire Agreement.   This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company. It may be changed only by an agreement in writing signed by both parties hereto.

13.   409A Compliance.   The parties intend that this Agreement be administered in compliance with Section 409A of the Code and the regulations thereunder.

14. Recovery of Awards. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of shares of Company common stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Act, Section 304 of the Sarbanes Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the NASDAQ Stock Market rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to such compensation, payments or benefits and recovery of amounts relating thereto. The Employee agrees and acknowledges that she is subject to (including retroactively), obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture such compensation, payments or benefits pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture these amounts from past or future compensation, without any additional consideration or cooperation from the Employee.

15.    Governing Law.    This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

16.   Benefit.   This Agreement shall inure to the benefit of, and shall be binding upon, and shall be enforceable by and against the Company, its successors and assigns, and the Employee, her heirs, beneficiaries and legal representatives.

17.   Invalid Provisions.   It is not the intention of either party to this Agreement to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall be binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

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IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the Effective Date.

 AMERICAN WOODMARK CORPORATION

By: _____________________________________

Mr. M. Scott Culbreth
President and Chief Executive Officer

EMPLOYEE

By: _____________________________________

Ms. Kim Coldiron
Chief Human Resources Officer, Senior Vice
President – Human Resources